EXHIBIT 99.1

Anavex Life Sciences Provides Regulatory Update on Blarcamesine for Early Alzheimer's Disease

Company plans to request re-examination after CHMP opinion feedback following its oral explanation

FDA advises Company to meet and discuss Company’s Alzheimer's Disease clinical trial results

NEW YORK – November 14, 2025 – Anavex Life Sciences Corp. (“Anavex” or the “Company”) (Nasdaq: AVXL), a clinical-stage biopharmaceutical company focused on developing innovative treatments for Alzheimer's disease, Parkinson's disease, schizophrenia, neurodevelopmental, neurodegenerative, and rare diseases, including Rett syndrome, and other central nervous system (CNS) disorders, today provides a regulatory update on blarcamesine for early Alzheimer's disease.

The Company was informed by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) of a negative trend vote on the Marketing Authorisation Application (MAA) for blarcamesine following its CHMP oral explanation. The CHMP is expected to adopt a formal opinion on the MAA at its December meeting. The Company intends to request a re-examination of the CHMP opinion upon its formal adoption, including providing relevant biomarker data, based on feedback and continued guidance from the CHMP, EMA and the Alzheimer’s disease community. The EMA procedures adopted by the CHMP allow an applicant to request re-examination of its decision, which would be undertaken by a different set of reviewers that conduct a new examination, independent from the first opinion.

In addition, after initial dialogue, the U.S. FDA’s Center for Drug Evaluation and Research (CDER) advised the Company to request a meeting to discuss the Company’s Alzheimer's disease clinical trial results.

“We appreciate the opportunity for a productive dialogue and a meaningful exchange during the oral explanation meeting with the CHMP. The discussion provided valuable education and engagement around our oral blarcamesine early Alzheimer’s disease program, which merits continuation,” said Juan Carlos Lopez-Talavera, MD, PhD, Head of Research and Development of Anavex. “We are looking forward to working closely with the EMA and other stakeholders to advance our investigational therapy for early Alzheimer’s disease, to define the optimal regulatory path forward.”

“Resounding voices from Alzheimer’s patients and caregivers makes it clear that new practicable treatment options are needed for early Alzheimer’s disease. Oral blarcamesine could represent a novel treatment opportunity in early Alzheimer’s disease,” said Marwan Noel Sabbagh, MD, Professor of Neurology, and Chairman of the Anavex Scientific Advisory Board. “Coupled with a strong safety profile and no need for routine MRI monitoring, oral blarcamesine’s unique mechanism of action would also support a Precision Medicine approach.”

“There is a growing unmet medical need for implementable and service-ready options for early Alzheimer’s disease patients, coupled with enhanced quality of life and a strong safety profile,” said Prof. Dr. Timo Grimmer, MD, member of the Anavex Scientific Advisory Board and National Coordinating Investigator for the blarcamesine Phase IIb/III ANAVEX®2-73-AD-004 study. “Blarcamesine’s precision-based approach holds great promise to substantially alleviate both the medical and economic impact of this disease.”

“We believe that the initiated dialogue reinforced our shared commitment to addressing the urgent unmet need in Alzheimer’s disease,” said Christopher U Missling, PhD, President and Chief Executive Officer of Anavex. “Our team is committed to continue working in partnership with global regulatory bodies in order to advance science and potentially new treatment options for patients and their families.”

This release discusses investigational uses of an agent in development and is not intended to convey conclusions about efficacy or safety. There is no guarantee that any investigational uses of such product will successfully complete clinical development or gain health authority approval.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded biopharmaceutical company dedicated to the development of novel therapeutics for the treatment of neurodegenerative, neurodevelopmental, and neuropsychiatric disorders, including Alzheimer's disease, Parkinson's disease, schizophrenia, Rett syndrome, and other central nervous system (CNS) diseases, pain, and various types of cancer. Anavex's lead drug candidate, ANAVEX®2-73 (blarcamesine), has successfully completed a Phase 2a and a Phase 2b/3 clinical trial for Alzheimer's disease, a Phase 2 proof-of-concept study in Parkinson's disease dementia, and both a Phase 2 and a Phase 3 study in adult patients and one Phase 2/3 study in pediatric patients with Rett syndrome. ANAVEX®2-73 is an orally available drug candidate designed to restore cellular homeostasis by targeting SIGMAR1 and muscarinic receptors. Preclinical studies demonstrated its potential to halt and/or reverse the course of Alzheimer's disease. ANAVEX®2-73 also exhibited anticonvulsant, anti-amnesic, neuroprotective, and anti-depressant properties in animal models, indicating its potential to treat additional CNS disorders, including epilepsy. The Michael J. Fox Foundation for Parkinson's Research previously awarded Anavex a research grant, which fully funded a preclinical study to develop ANAVEX®2-73 for the treatment of Parkinson's disease. We believe that ANAVEX®3-71, which targets SIGMAR1 and M1 muscarinic receptors, is a promising clinical stage drug candidate demonstrating disease-modifying activity against the major hallmarks of Alzheimer's disease in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid, and tau pathologies. In preclinical trials, ANAVEX®3-71 has shown beneficial effects on mitochondrial dysfunction and neuroinflammation. Further information is available at www.anavex.com. You can also connect with the Company on Twitter, Facebook, Instagram, and LinkedIn.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information:

Anavex Life Sciences Corp.

Research & Business Development

Toll-free: 1-844-689-3939

Email: info@anavex.com

Investors:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com